OMB APPROVAL

OMB Number:3235-0145
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Estimated average burden
hours per form 14.90

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


*
Kushner Locke Company

*

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---------

Common Stock

*
501337109

*
Gruber & McBaine Capital Management
Elizabeth D. Giorgis
  50 Osgood Place, Penthouse
San Francisco, CA 94133
(415) 981-1039
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---------
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

*
August 12, 1998

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

[2]
SCHEDULE 13D

CUSIP No. 501337109	Page 2 of 15 Pages

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---------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, LLC
------------------------------------------------------------------
---------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
------------------------------------------------------------------
---------
3	SEC USE ONLY
------------------------------------------------------------------
---------
4	SOURCE OF FUNDS*

AF
------------------------------------------------------------------
---------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
------------------------------------------------------------------
---------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
------------------------------------------------------------------
---------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	806,750
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
806,750
------------------------------------------------------------------
---------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
806,750
------------------------------------------------------------------
---------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
------------------------------------------------------------------
---------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.63
------------------------------------------------------------------
---------
14	TYPE OF REPORTING PERSON*
OO
------------------------------------------------------------------
---------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[3]
SCHEDULE 13D

CUSIP No. 501337109	Page 3 of 15 Pages

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---------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
------------------------------------------------------------------
---------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
------------------------------------------------------------------
---------
3	SEC USE ONLY
------------------------------------------------------------------
---------
4	SOURCE OF FUNDS*

AF, PF
------------------------------------------------------------------
---------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
------------------------------------------------------------------
---------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
------------------------------------------------------------------
---------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	80,300
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	806,750
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	80,300
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
806,750
------------------------------------------------------------------
---------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
887,050
------------------------------------------------------------------
---------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
------------------------------------------------------------------
---------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.49
------------------------------------------------------------------
---------
14	TYPE OF REPORTING PERSON*
IN
------------------------------------------------------------------
---------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[4]
SCHEDULE 13D

CUSIP No. 501337109	Page 4 of 15 Pages

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---------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON MCBAINE
------------------------------------------------------------------
---------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
------------------------------------------------------------------
---------
3	SEC USE ONLY
------------------------------------------------------------------
---------
4	SOURCE OF FUNDS*

AF, PF
------------------------------------------------------------------
---------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
------------------------------------------------------------------
---------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
------------------------------------------------------------------
---------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	124,950
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	806,750
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	124,950
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
806,750
------------------------------------------------------------------
---------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
931,700
------------------------------------------------------------------
---------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
------------------------------------------------------------------
---------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.96
------------------------------------------------------------------
---------
14	TYPE OF REPORTING PERSON*
IN
------------------------------------------------------------------
---------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[5]
SCHEDULE 13D

CUSIP No. 501337109	Page 5 of 15 Pages

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---------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

THOMAS O. LLOYD-BUTLER
------------------------------------------------------------------
---------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
------------------------------------------------------------------
---------
3	SEC USE ONLY
------------------------------------------------------------------
---------
4	SOURCE OF FUNDS*

AF
------------------------------------------------------------------
---------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
------------------------------------------------------------------
---------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
------------------------------------------------------------------
---------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	806,750
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
806,750
------------------------------------------------------------------
---------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
806,750
------------------------------------------------------------------
---------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
------------------------------------------------------------------
---------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.63
------------------------------------------------------------------
---------
14	TYPE OF REPORTING PERSON*
IN
------------------------------------------------------------------
---------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[6]
SCHEDULE 13D

CUSIP No. 501337109	Page 6 of 15 Pages

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---------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

LAGUNITAS PARTNERS, A California Limited Partnership
------------------------------------------------------------------
---------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
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---------
3	SEC USE ONLY
------------------------------------------------------------------
---------
4	SOURCE OF FUNDS*

WC
------------------------------------------------------------------
---------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
------------------------------------------------------------------
---------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
------------------------------------------------------------------
---------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	268,150
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
268,150
------------------------------------------------------------------
---------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
268,150
------------------------------------------------------------------
---------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
------------------------------------------------------------------
---------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.87
------------------------------------------------------------------
---------
14	TYPE OF REPORTING PERSON*
PN
------------------------------------------------------------------
---------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

[7]
SCHEDULE 13D

CUSIP No. 501337109	Page 7 of 15 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GMJ INVESTMENTS, A California Limited Partnership
------------------------------------------------------------------
---------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/  /
(b)	/ /
------------------------------------------------------------------
---------
3	SEC USE ONLY
------------------------------------------------------------------
---------
4	SOURCE OF FUNDS*

WC
------------------------------------------------------------------
---------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)/ /
------------------------------------------------------------------
---------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
------------------------------------------------------------------
---------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	5,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
5,000
------------------------------------------------------------------
---------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,000
------------------------------------------------------------------
---------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
/ /
------------------------------------------------------------------
---------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05
------------------------------------------------------------------
---------
14	TYPE OF REPORTING PERSON*
PN
------------------------------------------------------------------
---------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 501337109	Page 8 of 15 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Kushner Locke Company ("KLOC"). The principal executive office of KLOC is located at 11601 Wilshire Boulevard, 21st Floor, Los
Angeles, CA 90025.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-
Butler (TLB); Lagunitas Partners, L.P., a California limited partnership (Lag); GMJ Investments, L.P., a California limited partnership (GMJ).

(b)	The business address of LLC, Gruber, McBaine, TLB, Lag and
GMJ is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC and TLB is a member of LLC. Lag and GMJ are investment limited partnerships. LLC is the general partner of Lag and GMJ.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of
America.

SCHEDULE 13D

CUSIP No. 501337109	Page 9 of 15 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	$2,720,133
Gruber	Personal Funds	$319,050
McBaine	Personal Funds	$617,568
Lag	Working Capital	$1,084,419
GMJ	Working Capital	$14,219


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

Lag	268,150	2.87		0	268,150	0	268,150
LLC	806,750	8.63		0	806,750	0	806,750
GMJ	5,000	0.05		0	5,000	0	5,000
Gruber887,050	9.49		80,300	806,750	80,300	806,750
McBaine931,700	9.96		124,950	806,750	124,950	806,750
TLB	806,750	8.63		0	806,750	0	806,750

Note: In addition to the shares reported, 40,000 shares are owned by an investment advisory client of LLC over which LLC does not have voting or dispositive power. Therefore, LLC disclaims beneficial ownership with respect to those shares.

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since 5/29/98:

SCHEDULE 13D

CUSIP No. 501337109	Page 10 of 15 Pages


Purchase	Number	Price	Broker
Name	 or Sale	Date	of Shares	Per Share	Used

McBaine	P	12/9/98		3000			5.05		MONT
LLC		P	11/30/98		147000		6.99		SASI
Gruber	P	11/30/98		5000			6.99		SASI
McBaine	P	11/30/98		20000		6.99		SASI
Lag		P	11/27/98		20000		6.61		SASI
LLC		P	11/27/98		85900		6.61		SASI
McBaine	P	11/27/98		19100		6.61		SASI
Lag		P	11/25/98		5500			5.00		SHWD
McBaine	P	11/25/98		2000			5.00		SHWD
Gruber	P	11/25/98		4000			5.00		SHWD
LLC		P	11/25/98		7200			5.00		SHWD
McBaine	P	11/25/98		5000			5.92		MONT
Lag		P	11/25/98		2500			4.78		HRZG
Gruber	P	11/25/98		3500			4.78		HRZG
McBaine	P	11/25/98		2000			4.78		HRZG
LLC		P	11/25/98		2000			4.78		HRZG
Lag		P	11/24/98		2000			4.23		HRZG
LLC		P	11/24/98		6000			4.23		HRZG
McBaine	P	11/24/98		2000			4.23		HRZG
Lag		P	11/23/98		2000			3.97		CHAS
McBaine	P	11/23/98		500			3.97		CHAS
LLC		P	11/23/98		2500			3.97		CHAS
Gruber	P	11/23/98		2000			3.96		INCA
McBaine	P	11/23/98		1000			3.96		INCA
LLC		P	11/23/98		5000			3.96		INCA
Lag		P	11/20/98		2500			4.02		INCA
LLC		P	11/20/98		2500			4.02		INCA
Lag		P	11/19/98		1700			3.25		NITE
Gruber	P	11/19/98		1000			3.25		NITE
McBaine	P	11/19/98		300			3.25		NITE
LLC		P	11/19/98		2000			3.25		NITE
McBaine	P	11/19/98		5000			3.44		MONT
McBaine	P	11/19/98		300			3.19		SHWD
Gruber	P	11/19/98		2700			3.19		SHWD
Lag		P	11/18/98		2000			3.00		INCA
LLC		P	11/18/98		5000			3.00		INCA
McBaine	P	11/18/98		1000			3.00		INCA
Lag		P	11/17/98		5000			3.22		USCT
Gruber	P	11/17/98		3300			3.22		USCT
McBaine	P	11/17/98		1700			3.22		USCT
LLC		P	11/17/98		5500			3.19		NITE
Gruber	P	11/17/98		1500			3.19		NITE
Lag		P	8/14/98		18000		4.91		CRUT
LLC		P	8/14/98		22500		4.91		CRUT
McBaine	P	8/14/98		13000		4.91		CRUT
Gruber	P	8/14/98		6500			4.91		CRUT
Lag		P	8/13/98		20500		4.55		CRUT
LLC		P	8/13/98		16000		4.55		CRUT
McBaine	P	8/13/98		5000			4.55		CRUT
Gruber	P	8/13/98		3500			4.55		CRUT

SCHEDULE 13D

CUSIP No. 501337109	Page 11 of 15 Pages


LLC		P	8/13/98		8000			4.51		INCA
Gruber	P	8/13/98		1300			4.51		INCA
Lag		P	8/12/98		4000			4.38		SHWD
LLC		P	8/12/98		2000			4.38		SHWD
McBaine	P	8/12/98		2000			4.38		SHWD
Gruber	P	8/12/98		2000			4.38		SHWD
Lag		P	8/12/98		20000		4.50		CRUT
LLC		P	8/12/98		10000		4.50		CRUT
McBaine	P	8/12/98		2000			4.31		TSCO
LLC		P	8/12/98		2500			4.31		TSCO
Gruber	P	8/12/98		5500			4.31		TSCO
LLC		P	8/12/98		6000			4.53		INCA
McBaine	P	8/12/98		5000			4.53		INCA
Lag		P	7/31/98		35000		3.97		CRUT
LLC		P	7/31/98		41500		3.97		CRUT
McBaine	P	7/31/98		3000			3.97		CRUT
Gruber	P	7/31/98		5500			3.97		CRUT
Lag		P	6/24/98		3250			2.81		NITE
LLC		P	6/24/98		3000			2.81		NITE
McBaine	P	6/24/98		750			2.81		NITE
Gruber	P	6/24/98		500			2.81		NITE
Lag		P	6/23/98		2000			2.75		NITE
Gruber	P	6/23/98		500			2.75		NITE
Lag		P	6/22/98		4000			2.81		INCA
LLC		P	6/22/98		5000			2.81		INCA
Lag		P	6/18/98		1700			2.90		INCA
Gruber	P	6/18/98		1000			2.90		INCA
McBaine	P	6/18/98		300			2.90		INCA
Lag		P	6/12/98		6000			2.74		TSCO
LLC		P	6/12/98		3000			2.74		TSCO
McBaine	P	6/12/98		1000			2.74		TSCO
Gruber	P	6/12/98		1500			2.88		SHWD
LLC		P	6/12/98		3000			2.88		SHWD
McBaine	P	6/12/98		500			2.88		SHWD
Lag		P	6/10/98		9000			3.23		SHWD
LLC		P	6/10/98		8000			3.23		SHWD
McBaine	P	6/10/98		1000			3.23		SHWD
Gruber	P	6/10/98		2000			3.23		SHWD
Lag		P	6/9/98		7000			3.40		INCA
LLC		P	6/9/98		2000			3.40		INCA
McBaine	P	6/9/98		1000			3.40		INCA
LLC		P	6/9/98		8000			3.34		NITE
McBaine	P	6/9/98		1000			3.34		NITE
Gruber	P	6/9/98		1000			3.34		NITE
Lag		P	6/8/98		2500			3.25		SHWD
LLC		P	6/8/98		3500			3.25		SHWD
McBaine	P	6/8/98		2000			3.25		SHWD
Gruber	P	6/8/98		2000			3.25		SHWD
Lag		P	6/5/98		30000		3.15		JOSE
LLC		P	6/5/98		8500			3.15		JOSE
McBaine	P	6/5/98		4000			3.15		JOSE
Gruber	P	6/5/98		2500			3.15		JOSE
LLC		P	6/5/98		27500		3.13		CRUT

SCHEDULE 13D

CUSIP No. 501337109	Page 12 of 15 Pages

GMJ		P	6/5/98		2000			3.13		CRUT
McBaine	P	6/5/98		3500			3.13		CRUT
Gruber	P	6/5/98		2000			3.13		CRUT
Lag		P	6/3/98		7000			2.90		JOSE
LLC		P	6/3/98		7500			2.90		JOSE
McBaine	P	6/3/98		500			2.90		JOSE
Lag		P	6/2/98		2500			2.94		JOSE
LLC		P	6/2/98		1500			2.94		JOSE
McBaine	P	6/2/98		1000			2.94		JOSE
Lag		P	6/1/98		10500		2.88		CRUT
LLC		P	6/1/98		10000		2.88		CRUT
Gruber	P	6/1/98		2000			2.88		CRUT
McBaine	P	6/1/98		2500			2.88		CRUT
Lag		P	5/29/98		17000		2.88		CRUT
LLC		P	5/29/98		22000		2.88		CRUT
McBaine	P	5/29/98		5000			2.88		CRUT
Gruber	P	5/29/98		6000			2.88		CRUT
LLC		P	5/29/98		4500			2.81		INCA
McBaine	P	5/29/98		500			2.81		INCA



[Key to brokers used:]

CHAS		Charles Schwab
CRUT		Cruttendon
HRZG		Herzog Heine Geduld
INCA		Instinet
JOSE		Josephthal
MONT		Montgomery Securities
NITE		Knight Securities
SASI		Seidler Amdec
SHWD		Sherwood Securities
TSCO		Troster Singer
USCT		USC Trading

SCHEDULE 13D

CUSIP No. 501337109	Page 13 of 15 Pages

ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
WITH RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag, pursuant to limited partership agreements. These agreements provide to the general partner the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gain, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of their various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D
or 13G (previously filed).

SCHEDULE 13D

CUSIP No. 501337109							Page 14 of 15
Pages


SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	December 30, 1998

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson
McBaine, Manager

GMJ Investments, L.P., by J. Patterson McBaine, Manager of Gruber and McBaine Capital Management, L.L.C., General Partner

Lagunitas Partners, A California Limited Partnership, by J.
Patterson McBaine, Manager of Gruber and McBaine Capital
Management, L.L.C., General Partner

SCHEDULE 13D

CUSIP No. 501337109	Page 15 of 15 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D
or 13G (previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	December 30, 1998

EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of KLOC. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  December 30, 1998.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson
McBaine, Manager

GMJ Investments, L.P., by J. Patterson McBaine, Manager of Gruber and McBaine Capital Management, L.L.C., General Partner

Lagunitas Partners, A California Limited Partnership, by J.
Patterson McBaine, Manager of Gruber and McBaine Capital
Management, L.L.C., General Partner


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